Exhibit 99.1

News Release
FIS Reports Second Quarter 2023 Results
•Increased second quarter revenue 1% on a GAAP basis and 2% on an organic basis to $3.7 billion
•Generated second quarter GAAP Diluted Earnings (Loss) Per Share of $(11.14) and Adjusted EPS of $1.55
JACKSONVILLE, Fla., August 2, 2023 - FIS® (NYSE:FIS), a global leader in financial services technology, today reported its second quarter 2023 results.

“We are very pleased with the solid business performance we delivered by exceeding our financial targets for the second quarter, raising our full-year guidance, and accelerating our previously announced separation plan to create two highly focused global companies with greater strategic flexibility,” said FIS CEO and President Stephanie Ferris. “These positive results are reflective of both continued operational execution by the business, as well as the success of our Future Forward enterprise transformation program. As we enter the next chapter of FIS, I'm excited for us to drive greater focus on delivering innovative, next-generation financial technology and software solutions to our clients, and a more simplified, streamlined operational focus for our colleagues and shareholders.”

Second Quarter 2023
On a GAAP basis, consolidated revenue increased 1% as compared to the prior-year period to approximately $3.7 billion. Net earnings (loss) attributable to common stockholders were $(6,596) million or $(11.14) per diluted share. The Company recorded a non-cash goodwill impairment charge of $6.8 billion related to the Merchant Solutions reporting unit in the quarter.

On an organic basis, consolidated revenue increased 2% as compared to the prior-year period primarily due to recurring revenue growth from processing volumes and professional services in Banking, increased Merchant volumes and continued strength in Capital Markets. Adjusted EBITDA margin contracted by 160 basis points (bps) over the prior-year period to 41.4%. Adjusted net earnings were approximately $921 million, and Adjusted EPS decreased by 10% as compared to the prior-year period to $1.55 per diluted share.

($ millions, except per share data, unaudited)	Three Months Ended June 30,
			%	Constant	Organic
	2023	2022	Change	Currency	Growth
Revenue	$3,746	$3,719	1%	1%	2%
Banking Solutions	1,702	1,678	1%	2%	2%
Merchant Solutions	1,312	1,302	1%	1%	1%
Capital Market Solutions	672	632	6%	7%	7%
Corporate and Other	60	107	(43)%	(44)%
Adjusted EBITDA	$1,551	$1,599	(3)%
Adjusted EBITDA Margin	41.4%	43.0%	(160) bps
Net Earnings (Loss) Attributable to FIS Common Stockholders (GAAP)	$(6,596)	$277	*
Diluted Earnings (Loss) Per Share (GAAP)	$(11.14)	$0.45	*
Adjusted net earnings	$921	$1,056	(13)%
Adjusted EPS	$1.55	$1.73	(10)%

* Indicates comparison not meaningful

Operating Segment Information
• Banking Solutions:
Second quarter revenue increased by 1% on a GAAP basis and 2% on an organic basis as compared to the prior-year period to $1.7 billion primarily due to higher recurring revenue from processing volumes and professional services. Adjusted EBITDA margin contracted by 200 basis points as compared to the prior-year period to 42.5% primarily driven by revenue mix.

• Merchant Solutions:
Second quarter revenue increased by 1% on a GAAP basis and 1% on an organic basis as compared to the prior-year period to $1.3 billion primarily due to ongoing eCommerce strength and increased volumes. Adjusted EBITDA margin expanded by 120 basis points to 48.3% primarily due to revenue mix and cost efficiencies. In the quarter, global volume increased 6% on a reported basis, and 6% on a constant currency basis, as compared to the prior-year period to $591 billion. US volume increased 5%, and transactions increased 5% as compared to the prior-year period.

Additional Merchant Disclosure

	Three Months Ended June 30,
					%	Constant
	2023		2022		Change	Currency
Revenue ($M)	$	$1,312	$	$1,302	1%	1%
Global Volume[1] ($B)		$591		$560	6%	6%
US Volume[1] ($B)		$441		$422	5%
Transactions[2] (B)		12.8		12.1	5%

1 Volume refers to the total dollar value of the transactions processed during the stated period.
2 Transaction refers to an instance of buying or selling a good or service in exchange for money.

•Capital Market Solutions:
Second quarter revenue increased by 6% on a GAAP basis, and 7% on an organic basis as compared to the prior-year period to $672 million primarily due to strong recurring revenue growth. Adjusted EBITDA margin expanded by 100 basis points over the prior-year period to 50.2% primarily due to strong contribution margins from revenue growth.

•Corporate and Other:
Revenue decreased by 43% as compared to the prior-year period to $60 million primarily due to the divestitures of non-strategic businesses. Adjusted EBITDA loss was $143 million, including $161 million of corporate expenses.

Balance Sheet and Cash Flows
As of June 30, 2023, debt outstanding totaled $19.5 billion. Second quarter net cash provided by operating activities was $1.1 billion, and free cash flow was $953 million. In the quarter, the Company returned $309 million of capital to shareholders through dividends paid. The Company remains committed to maintaining a targeted dividend payout ratio of 35% of adjusted net earnings.

Update on Enterprise Transformation Program (Future Forward)
As of June 30, 2023, the Company achieved annualized run-rate Future Forward cash savings of over $315 million exiting the quarter, including over $175 million of operational expense savings and over $140 million of capital expense savings. In light of the recently announced Worldpay separation, the Company is updating its target post-separation cash savings exiting 2024 from $1.25 billion to $1.0 billion, of which over two-thirds represents annualized run-rate savings. This $1.0 billion represents an expected retention of 80% of the original program's total commitment prior to the effects of the Worldpay separation.

Update on Pending Separation of Worldpay Merchant Solutions Business
On July 6, 2023, the Company announced an acceleration of its previously announced separation plan to create two highly focused global companies with greater strategic flexibility. FIS signed a definitive agreement to sell a 55% stake in its Worldpay Merchant Solutions business to private equity funds managed by GTCR in a transaction valuing Worldpay at up to $18.5 billion, including $1.0 billion of consideration contingent on the returns realized by GTCR exceeding certain thresholds. Based on the valuation, including estimated selling price adjustments and fair value of contingent consideration, the Company incurred a non-cash goodwill impairment charge of $6.8 billion related to the Merchant Solutions reporting unit due to its estimated fair value being less than its carrying value.

The Worldpay transaction is expected to close by Q1 2024, subject to regulatory approvals and other customary closing conditions. Following the closing of this transaction, FIS' ownership interest in Worldpay will be reported as income from minority interest.

Third Quarter and Full-Year 2023 Guidance
The Company plans to present the operating results and cash flows of the Worldpay Merchant Solutions business as discontinued operations for all periods presented beginning Q3 2023. As a result, revenue for the Worldpay Merchant Solutions business will be incorporated into "Discontinued operations, net of tax" rather than included within "Revenue" on our Statement of Earnings (Loss). Excluding the impact of the planned discontinued operations presentation, the Company is updating its third quarter and full-year guidance on a pre-discontinued operations basis.

($ millions)	3Q 2023	FY 2023
Revenue	$3,640 - $3,690	$14,500 - $14,631

Webcast
FIS will sponsor a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EDT) on Wednesday, August 2, 2023. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a leading provider of technology solutions for financial institutions and businesses of all sizes and across any industry globally. We enable the movement of commerce by unlocking the financial technology that powers the world’s economy. Our employees are dedicated to advancing the way the world pays, banks and invests through our trusted innovation, system performance and flexible architecture. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, organic revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency and organic revenue growth measures adjust for the effects of exchange rate fluctuations, while organic revenue growth also adjusts for acquisitions and divestitures and excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

Constant currency revenue represents reported operating segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the current period compared to an adjusted revenue base for the prior period, which is adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS. When referring to organic revenue growth, revenues from our Corporate and Other segment, which is comprised of revenue from non-strategic businesses, are excluded.

Adjusted EBITDA reflects net earnings (loss) before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature, or that otherwise improve the comparability of operating results across reporting periods by their exclusion. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature or that otherwise improve the comparability of operating results across reporting periods by their exclusion. These include, among others, the impact of acquisition-related purchase accounting amortization and equity method investment earnings (loss), both of which are recurring.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, less capital expenditures. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements
This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings guidance or projections, projected revenue or expense synergies or dis-synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases of the Company, the Company’s sales pipeline and anticipated profitability and growth, plans, strategies and objectives for future operations, strategic value creation, risk profile and investment strategies, any statements regarding future economic conditions or performance and any statements with respect to the previously announced pending sale of a 55% equity stake in the Worldpay Merchant Solutions business ("pending Worldpay transaction"), the expected financial and operational results of the Company, and expectations regarding the Company’s business or organization after the pending Worldpay transaction, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, a recession, intensified international hostilities, acts of terrorism, increased rates of inflation or interest, changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;
•the risk of losses in the event of defaults by merchants (or other parties) to which we extend credit in our card settlement operations or in respect of any chargeback liability, either of which could adversely impact liquidity and results of operations;
•the risk that acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected;
•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;

•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;
•the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our Board of Directors and management;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security or privacy breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the risk that partners and third parties may fail to satisfy their legal obligations and risks associated with managing pension cost, cybersecurity issues, IT outages and data privacy;
•uncertainties as to the timing of the consummation of the pending Worldpay transaction or whether such sale will be completed;
•risks associated with the impact, timing or terms of the pending Worldpay transaction;
•risks associated with the expected benefits and costs of the pending Worldpay transaction, including the risk that the expected benefits of the pending Worldpay transaction or any contingent purchase price will not be realized within the expected timeframe, in full or at all;
•the risk that conditions to the pending Worldpay transaction will not be satisfied and/or that the pending Worldpay transaction will not be completed within the expected timeframe, on the expected terms or at all;
•the risk that any consents or regulatory or other approvals required in connection with the pending Worldpay transaction will not be received or obtained within the expected timeframe, on the expected terms or at all;
•the risk that the financing intended to fund the pending Worldpay transaction may not be obtained;
•the risk that the costs of restructuring transactions and other costs incurred in connection with the pending Worldpay transaction will exceed our estimates or otherwise adversely affect our business or operations;
•the impact of the pending Worldpay transaction on our businesses and the risk that the pending Worldpay transaction may be more difficult, time-consuming or costly than expected, including the impact on our resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, governmental authorities, suppliers, employees and other business counterparties;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•the risk that policies and resulting actions of the current administration in the U.S. may result in additional regulations and executive orders, as well as additional regulatory and tax costs;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by merchants or bad actors; and
•other risks detailed elsewhere in the "Risk Factors" and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, in our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	George Mihalos, 904.438.6438
Chief Marketing & Communications Officer	Senior Vice President
FIS Global Marketing & Corporate Communications	FIS Investor Relations
Ellyn.Raftery@fisglobal.com	Georgios.Mihalos@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
August 2, 2023

Exhibit A    Condensed Consolidated Statements of Earnings (Loss) - Unaudited for the three and six months ended June 30, 2023 and 2022

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of June 30, 2023, and December 31, 2022

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the six months ended June 30, 2023 and 2022

Exhibit D    Supplemental Non-GAAP Financial Information - Unaudited for the three and six months ended June 30, 2023 and 2022

Exhibit E    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three and six months ended June 30, 2023 and 2022

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)— UNAUDITED
(In millions, except per share amounts)
Exhibit A

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenue	$3,746	$3,719	$7,256	$7,210
Cost of revenue	2,188	2,234	4,356	4,475
Gross profit	1,558	1,485	2,900	2,735
Selling, general, and administrative expenses	1,033	1,082	2,037	2,117
Asset impairments	6,841	29	6,841	87
Operating income (loss)	(6,316)	374	(5,978)	531
Other income (expense):
Interest expense, net	(153)	(47)	(291)	(90)
Other income (expense), net	(53)	30	(63)	92
Total other income (expense), net	(206)	(17)	(354)	2
Earnings (loss) before income taxes	(6,522)	357	(6,332)	533
Provision (benefit) for income taxes	72	77	121	132
Net earnings (loss)	(6,594)	280	(6,453)	401
Net (earnings) loss attributable to noncontrolling interest	(2)	(3)	(3)	(4)
Net earnings (loss) attributable to FIS common stockholders	$(6,596)	$277	$(6,456)	$397

Net earnings (loss) per share-basic attributable to FIS common stockholders	$(11.14)	$0.46	$(10.91)	$0.65
Weighted average shares outstanding-basic	592	608	592	609
Net earnings (loss) per share-diluted attributable to FIS common stockholders	$(11.14)	$0.45	$(10.91)	$0.65
Weighted average shares outstanding-diluted	592	611	592	612

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,982	$2,188
Settlement assets	4,100	5,855
Trade receivables, net	3,402	3,699
Other receivables	493	493
Prepaid expenses and other current assets	673	583
Total current assets	10,650	12,818
Property and equipment, net	829	862
Goodwill	27,681	34,276
Intangible assets, net	8,084	8,956
Software, net	3,268	3,238
Other noncurrent assets	1,938	2,048
Deferred contract costs, net	1,124	1,080
Total assets	$53,574	$63,278

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$2,646	$2,754
Settlement payables	5,050	6,752
Deferred revenue	818	788
Short-term borrowings	5,144	3,797
Current portion of long-term debt	785	2,133
Total current liabilities	14,443	16,224
Long-term debt, excluding current portion	13,589	14,207
Deferred income taxes	3,376	3,550
Other noncurrent liabilities	1,893	1,891
Total liabilities	33,301	35,872

Redeemable noncontrolling interest	—	180

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	46,846	46,735
(Accumulated deficit) retained earnings	(22,048)	(14,971)
Accumulated other comprehensive earnings (loss)	(331)	(360)
Treasury stock, at cost	(4,207)	(4,192)
Total FIS stockholders’ equity	20,266	27,218
Noncontrolling interest	7	8
Total equity	20,273	27,226
Total liabilities, redeemable noncontrolling interest and equity	$53,574	$63,278

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Six months ended June 30,
	2023	2022
Cash flows from operating activities:
Net earnings (loss)	$(6,453)	$401
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,782	1,988
Amortization of debt issuance costs	15	15
Asset impairments	6,841	87
Loss (gain) on sale of businesses, investments and other	(2)	(5)
Stock-based compensation	64	145
Deferred income taxes	(177)	(386)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	311	114
Settlement activity	(242)	(106)
Prepaid expenses and other assets	(139)	(250)
Deferred contract costs	(217)	(190)
Deferred revenue	5	(30)
Accounts payable, accrued liabilities and other liabilities	(69)	137
Net cash provided by operating activities	1,719	1,920

Cash flows from investing activities:
Additions to property and equipment	(79)	(173)
Additions to software	(467)	(579)
Settlement of net investment hedge cross-currency interest rate swaps	(17)	645
Other investing activities, net	(28)	(22)
Net cash provided by (used in) investing activities	(591)	(129)

Cash flows from financing activities:
Borrowings	43,750	30,789
Repayment of borrowings and other financing obligations	(44,541)	(31,358)
Debt issuance costs	(2)	—
Net proceeds from stock issued under stock-based compensation plans	40	15
Treasury stock activity	(15)	(378)
Dividends paid	(618)	(574)
Payments on tax receivable agreement	(128)	(92)
Purchase of noncontrolling interest	(173)	—
Other financing activities, net	(10)	(4)
Net cash provided by (used in) financing activities	(1,697)	(1,602)

Effect of foreign currency exchange rate changes on cash	117	(392)
Net increase (decrease) in cash, cash equivalents and restricted cash	(452)	(203)
Cash, cash equivalents and restricted cash, beginning of period	4,813	4,283
Cash, cash equivalents and restricted cash, end of period	$4,361	$4,080

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED
(In millions)

							Exhibit D

	Three months ended June 30,
	2023			2022
			Constant		Acquisition &
			Currency		Divestiture	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustment	Base	Growth (1)
Banking Solutions	$1,702	$2	$1,704	$1,678	$—	$1,678	2%
Merchant Solutions	1,312	(1)	1,311	1,302	—	1,302	1%
Capital Market Solutions	672	2	674	632	—	632	7%
Corporate and Other	60	—	60	107	—	107	N/A
Total (1)	$3,746	$3	$3,749	$3,719	$—	$3,719	2%

	Six months ended June 30,
	2023			2022
			Constant		Acquisition &
			Currency		Divestiture	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustment	Base	Growth (1)
Banking Solutions	$3,387	$10	$3,397	$3,337	$—	$3,337	2%
Merchant Solutions	2,416	24	2,440	2,414	—	2,414	1%
Capital Market Solutions	1,335	13	1,347	1,259	—	1,259	7%
Corporate and Other	118	1	119	200	—	200	N/A
Total (1)	$7,256	$48	$7,304	$7,210	$—	$7,210	3%

Amounts in table may not sum or calculate due to rounding.

(1)Total organic growth excludes Corporate and Other.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit D (continued)

	Three months ended	Six months ended
	June 30, 2023	June 30, 2023
Net cash provided by operating activities	$1,087	$1,719
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	81	179
Settlement activity	52	242
Adjusted cash flows from operations	1,220	2,140
Capital expenditures (2)	(267)	(546)
Free cash flow	$953	$1,594

	Three months ended	Six months ended
	June 30, 2022	June 30, 2022
Net cash provided by operating activities	$1,024	$1,920
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	145	282
Settlement activity	(56)	106
Adjusted cash flows from operations	1,113	2,308
Capital expenditures (2)	(307)	(715)
Free cash flow	$806	$1,593

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software, excluding capital spend related to the construction of our new headquarters). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

(1)Adjusted cash flows from operations and free cash flow for the three and six months ended June 30, 2023 and 2022, exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit E), net of related tax impact. The related tax impact totaled $13 million and $26 million for the three months and $29 million and $50 million for the six months ended June 30, 2023 and 2022, respectively.

(2)Capital expenditures for free cash flow exclude capital spend related to the construction of our new headquarters totaling $33 million and $37 million for the three and six months ended June 30, 2022, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net earnings (loss) attributable to FIS common stockholders	$(6,596)	$277	$(6,456)	$397
Provision (benefit) for income taxes	72	77	121	132
Interest expense, net	153	47	291	90
Other, net	55	(27)	66	(88)

Operating income (loss), as reported	(6,316)	374	(5,978)	531
Depreciation and amortization, excluding purchase accounting amortization	338	347	686	710
Non-GAAP adjustments:
Purchase accounting amortization (1)	548	628	1,096	1,278
Acquisition, integration and other costs (2)	140	221	265	410
Asset impairments (3)	6,841	29	6,841	87
Adjusted EBITDA	$1,551	$1,599	$2,910	$3,016

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Earnings (loss) before income taxes	$(6,522)	$357	$(6,332)	$533
(Provision) benefit for income taxes	(72)	(77)	(121)	(132)
Net (earnings) loss attributable to noncontrolling interest	(2)	(3)	(3)	(4)
Net earnings (loss) attributable to FIS common stockholders	(6,596)	277	(6,456)	397
Non-GAAP adjustments:
Purchase accounting amortization (1)	548	628	1,096	1,278
Acquisition, integration and other costs (2)	153	263	297	504
Asset impairments (3)	6,841	29	6,841	87
Non-operating (income) expense (4)	53	(30)	63	(92)
(Provision) benefit for income taxes on non-GAAP adjustments	(78)	(111)	(153)	(214)
Total non-GAAP adjustments	7,517	779	8,144	1,563
Adjusted net earnings	$921	$1,056	$1,688	$1,960

Net earnings per share-diluted attributable to FIS common stockholders	$(11.10)	$0.45	$(10.89)	$0.65
Non-GAAP adjustments:
Purchase accounting amortization (1)	0.92	1.03	1.85	2.09
Acquisition, integration and other costs (2)	0.26	0.43	0.50	0.82
Asset impairments (3)	11.52	0.05	11.54	0.14
Non-operating (income) expense (4)	0.09	(0.05)	0.11	(0.15)
(Provision) benefit for income taxes on non-GAAP adjustments	(0.13)	(0.18)	(0.26)	(0.35)
Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.55	$1.73	$2.84	$3.20
Weighted average shares outstanding-diluted (5)	594	611	593	612

Amounts in table may not sum or calculate due to rounding.

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three and six months ended June 30, 2023 and 2022.

The adjustments are as follows:

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, technology assets, trademarks and trade names. This item also includes $17 million and $43 million for the three and six months ended June 30, 2022, of incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain acquired software driven by the Company's platform modernization. The Company has excluded the impact of purchase price amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents costs comprised of the following:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

Acquisition and integration	$9	$30	$16	$75
Enterprise transformation, including Future Forward and platform modernization	78	80	153	160
Severance and other termination expenses	23	36	51	47
Planned separation of the Worldpay Merchant Solutions business	20	—	31	—
Incremental stock compensation directly attributable to specific programs	6	41	6	65
Other, including divestiture-related expenses and enterprise cost control and other initiatives	4	34	8	63
Subtotal	140	221	265	410
Accelerated amortization (a)	13	42	32	94
Total	$153	$263	$297	$504
Amounts in table may not sum due to rounding.

(a)For purposes of calculating Adjusted net earnings, this item includes incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain software and deferred contract cost assets driven by the Company's platform modernization. The incremental amortization expenses are included in the Depreciation and amortization, excluding purchase accounting amortization line item within the Adjusted EBITDA reconciliation.

(3)For the three and six months ended June 30, 2023, this item includes a $6.8 billion impairment of goodwill related to the Merchant Solutions reporting unit due to its estimated fair value being less than its carrying value based on the price, including estimated selling price adjustments and fair value of contingent consideration, at which the Company has agreed to sell a majority stake in the unit. For the three months ended June 30, 2022, this item includes $26 million related to impairment of a non-strategic business. For the six months ended June 30, 2022, this item also includes impairment of real estate-related assets as a result of office space reductions.

(4)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. For the three and six months ended June 30, 2023, this item also

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

includes $32 million of impairment on an equity security investment which the Company agreed to sell for less than its carrying value subsequent to June 30, 2023.

(5)For the three and six months ended June 30, 2023, Adjusted net earnings is a gain, while the corresponding GAAP amount for these periods is a loss. As a result, in calculating Adjusted net earnings per share-diluted for these periods, the weighted average shares outstanding-diluted amount of approximately 594 million and 593 million shares used in the calculation includes approximately 2 million and 1 million shares for the three months and six months ended June 30, 2023, respectively, that in accordance with GAAP are excluded from the calculation of the GAAP Net loss per share-diluted for the periods, due to their anti-dilutive impact.